Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction
CCP BDC Blocker I, LLC	Delaware

CCP BDC Blocker II, LLC	Delaware

CCP BDC Blocker III, LLC	Delaware

CCP BDC California LLC	Delaware